Exhibit 99.1

press release

A DYNAMIC GROWTH COMPANY IN THE HOME BUILDING SECTOR

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	Vice President-CFO	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Homes Reports Record $1 Billion
in Home Orders for 2nd Quarter

•  HIGHEST EVER SALES ORDERS AND BACKLOG

•            44% RISE IN DOLLAR VALUE OF HOMES ORDERED OVER 2ND QTR 2004

•            83% INCREASE IN DOLLAR VALUE OF BACKLOG OVER 2ND QTR 2004

•  SECOND QUARTER RECORD

•            51% INCREASE IN HOME CLOSING REVENUE OVER 2ND QTR 2004

•  DILUTED EPS EXPECTED TO APPROXIMATELY DOUBLE OVER 2ND QTR 2004

Dallas and Scottsdale, Arizona (July 11, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced all-time quarterly records for sales orders and order backlog, and a second-quarter record for home closing revenue.

Summary Operating Results

	For the Three Months Ended June 30,						As of and For the Six Months Ended June 30,
	(unaudited)						(unaudited)
	$ Millions			Homes			$ Millions			Homes
	2005	2004	% Chg	2005	2004	% Chg	2005	2004	% Chg	2005	2004	% Chg
Homes ordered	$1,006	$700	44%	2,931	2,556	15%	$1,887	$1,292	46%	5,570	4,749	17%
Homes closed	$652	$431	51%	2,095	1,620	29%	$1,203	$855	41%	3,882	3,189	22%
Order backlog							$2,135	$1,169	83%	6,463	4,215	53%

“We are pleased to announce another record-setting quarter for Meritage, with over $1 billion in new orders taken,” stated John R. Landon, Meritage Co-Chairman and Chief Executive Officer.  “The dollar value of sales orders generated in this year’s second quarter reached its highest level in Company history for any quarter, increasing 44% over the same period last year.  Our backlog at June 30, 2005 also reached an all-time high, increasing 83% over the June 30, 2004 level, and we set a second-quarter record for home closing revenue, with an increase of 51% over last year’s second quarter.”

“Demand for our homes remains very strong,” said Steven J. Hilton, Meritage Co-Chairman and Chief Executive Officer. “Notably, order value in our Nevada division was up 150% from the prior year’s second quarter, being driven by a very healthy Nevada housing market and the fact that our number of actively selling communities has doubled over June 30, 2004.  The dollar value of sales orders increased 72% in California, reflecting a robust housing market as well as a 29% increase in the number of actively selling communities.  In the very competitive Texas market, we are pleased with a second-quarter 11% increase in the dollar value of sales orders over the same period last year.  In many of our markets, particularly in Arizona, we have limited the number of lots released for sale and increased prices in several of our communities in order to better manage our backlog and margins.  In Arizona, this resulted in an increase in the dollar value of sales orders of 20% and a decrease in the number of homes ordered of approximately 8% over the prior year’s second quarter.”

“We are also excited about the sales order activity during the quarter in our newest divisions,” said Mr. Landon.  “We entered the very robust Orlando, Florida market in December of 2004 and are already producing sales orders in our first community there.  Florida is one of the country’s strongest housing markets, and we believe that Florida offers Meritage an exceptional opportunity for growth.  We have just hired a very experienced Regional President for Florida, Larry Comegys, and are now establishing a regional office in Tampa.  Our Fort Myers/Naples division, acquired in February as Colonial Homes, is re-branding under the Meritage name and is exceeding our expectations for sales orders this year.  Meritage now builds coast-to-coast, and the addition of Florida means that we now operate in the three states with the most active housing markets.”

“Our greenfield start-up division in Denver also produced its first sales orders during second-quarter 2005, and we expect to close homes in both the Denver and Orlando divisions this year,” added Landon.

 “Company-wide, home closing revenue increased 51% for the quarter, including very solid increases of 84% in our California division and 68% in Arizona,” said Mr. Hilton.  “Home closing revenue rose 15% in Texas over the prior year’s second quarter, an encouraging sign considering the highly competitive nature of that market.  Closing revenue in our Nevada division declined 19% for the quarter as compared to the same period last year due to the timing of communities selling out of inventory in mid-2004 and the opening for sales of new communities later in the year.  These new communities are now helping drive our order strength in Nevada.”

The average sales price of homes ordered during the second quarter increased 25% to approximately $343,100 from approximately $273,900 during the same quarter last year, partially the result of the higher prices of homes ordered in Arizona and California, where average sales prices rose

30% and 18%, respectively.  The number of actively selling communities increased 19% to 163 at June 30, 2005 from 137 at June 30, 2004, and increased 17% over the 139 communities open at the end of last year.

In the first half of 2005, home closing revenue increased 41% company-wide, including increases of 66% in California, 63% in Arizona and 7% in Texas over the first half of 2004, and the dollar value of new orders increased 46%.  For the same periods, the dollar value of sales orders in California rose 76%, and increased 25% and 9% in Arizona and Texas, respectively.  In Nevada, the dollar value of sales orders grew 127% from the first half of 2004.

“With our all-time record levels of sales orders and backlog, we are optimistic that 2005 will be our 18th consecutive year of record revenue, which we believe will reach approximately $2.9 to $3.0 billion on over 9,000 home closings.  We further anticipate that we will generate diluted EPS of $1.70 to $1.80 for the second quarter of 2005, an increase of 91% to 102% over the second quarter of last year,” said Mr. Landon.

Meritage will hold its second quarter earnings call on Thursday, July 28, 2005, at 10 a.m. EST.  To participate in the call, please dial in at least five minutes before the start time.  The domestic dial-in number for the call is 800-291-3314, and the international dial-in number is 706-634-0844.  The conference call and presentation can be accessed through the Company’s website at www.meritagehomes.com.  The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.  A replay of the call will be available from 11 a.m. EST July 28, 2005, through midnight August 4, 2005.  The domestic replay telephone number is 800-642-1687, and the international replay telephone number is 706-645-9291 (passcode 7630526).

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return, and is included in the S&P SmallCap 600 Index.  Fortune magazine recently ranked Meritage 747th in its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company has built approximately 39,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top 10 single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Operating Data - Unaudited

($ in thousands)

	For The				As Of And For The
	Three Months Ended June 30				Six Months Ended June 30
	2005		2004		2005		2004
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	1,067	243,387	1,022	220,056	2,040	455,988	1,969	419,913
Arizona	973	313,148	1,056	262,004	1,898	585,997	1,863	470,392
California	563	320,027	387	185,725	1,037	608,233	752	345,556
Nevada	221	80,787	91	32,357	350	127,643	165	56,280
Florida	99	45,139	—	—	237	105,973	—	—
Colorado	8	3,022	—	—	8	3,022	—	—
Total	2,931	1,005,510	2,556	700,142	5,570	1,886,856	4,749	1,292,141

Homes Closed:
Texas	856	184,126	741	160,377	1,573	340,081	1,471	317,649
Arizona	745	194,110	473	115,535	1,344	348,065	854	213,467
California	379	228,412	294	123,840	724	422,899	601	254,710
Nevada	66	25,534	112	31,523	154	56,723	263	68,951
Florida *	49	19,542	—	—	87	34,903	—	—
Total	2,095	651,724	1,620	431,275	3,882	1,202,671	3,189	854,777

Order Backlog:
Texas					1,952	428,997	1,617	343,683
Arizona					2,545	775,319	1,841	495,284
California					1,008	576,605	631	289,175
Nevada					433	150,123	126	40,967
Florida*					517	200,916	—	—
Colorado					8	3,022	—	—
Total					6,463	2,134,982	4,215	1,169,109

* The number and dollar amount of homes closed and order backlog include the effect of the Colonial Homes of Florida acquisition, which closed in February 2005.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our projected revenue and closings for fiscal 2005, our diluted earnings per share for the second quarter and the expected timing of home deliveries in our Denver and Orlando markets.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our Greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended March 31, 2005.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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